WARRANT AGREEMENT

WARRANT AGREEMENT (the “Agreement”), dated as of [_____], 2018, to be effective as of December 27, 2017, by and among Rhino Resource Partners LP, a Delaware limited partnership (the “Issuer”), and the investors listed on the Schedule of Holders attached hereto (individually, a “Holder” and collectively, the “Holders”).

WHEREAS:

A. The Issuer and each Holder is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. The Issuer entered into the Financing Agreement, dated as of December 27, 2017, by and among the Issuer, certain subsidiaries of the Issuer as borrowers and guarantors, Cortland Capital Market Services LLC, as Collateral Agent and Administrative Agent, CB Agent Services LLC, as Origination Agent, and the Holders and/or their affiliates and related funds as the initial lenders thereunder (the “Financing Agreement”).

C. In connection with the Financing Agreement, and as a portion of the consideration received by the Holders and/or their affiliates and related funds for entering into the Financing Agreement, the Issuer has agreed to issue to the Holders Warrants, in substantially the form attached hereto as Exhibit A (the “Warrants”), representing the right to acquire that number of Common Units Representing Limited Partnership Interests (“Common Units”) set forth opposite such Holder’s name in column (3) on the Schedule of Holders (as exercised, collectively, the “Warrant Units”).

D. The Warrants and the Warrant Units collectively are referred to herein as the “Securities”.

NOW, THEREFORE, the Issuer and each Holder hereby agree as follows:

1. ISSUANCE OF WARRANTS.

(a) Issuance of Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Issuer shall issue to each Holder Warrants to acquire up to that number of Warrant Units as is set forth opposite such Holder’s name in column (3) on the Schedule of Holders (the “Closing”).

(b) Closing. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on the date hereof (or such other date and time as is mutually agreed to by the Issuer and each Holder) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(c) Purchase Price. The Holders and the Issuer agree that the Warrants and the Loans (as defined in the Financing Agreement) pursuant to the Financing Agreement constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). The Issuer and the Holders mutually agree that the allocation of the issue price of such investment unit between the Loans and the Warrants in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount of $10,000 from the Loans to be allocated to the Warrants and the balance of such proceeds allocated to the Loans, and neither the Holders nor the Issuer shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

2. HOLDERS’ REPRESENTATIONS AND WARRANTIES. Each Holder, severally and not jointly, represents and warrants with respect to only itself that, as of the date hereof and as of the Closing Date:

(a) No Public Sale or Distribution. Such Holder is (i) acquiring the Warrants and (ii) upon exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Warrant Units issuable upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Holder does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Holder is acquiring the Securities hereunder in the ordinary course of its business. Such Holder does not presently have any agreement or understanding, directly or indirectly, with any Person (as defined below) to distribute any of the Securities. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any government or any department or agency thereof.

(b) Accredited Investor Status. Such Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Reliance on Exemptions. Such Holder understands that the Securities are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Securities.

(d) Information. Such Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and issuance of the Securities that have been requested by such Holder. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Issuer. Neither such inquiries nor any other due diligence investigations conducted by such Holder or its advisors, if any, or its representatives shall modify, amend or affect such Holder’s right to rely on the Issuer’s representations and warranties contained herein. Such Holder understands that its investment in the Securities involves a high degree of risk. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review. Such Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Holder understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Holder shall have delivered to the Issuer an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Holder provides the Issuer with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Issuer nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Holder effecting a pledge of Securities shall be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(g) Legends. Such Holder understands that the certificates or other instruments representing the Warrants and, until such time as the resale of the Warrant Units have been registered under the 1933 Act, any unit certificates representing the Warrant Units, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Issuer shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Issuer (“DTC”), if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Issuer with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the Securities can be sold, assigned or transferred pursuant to Rule 144 (hereinafter, the “Removal Conditions”). The Issuer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(h) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Holder and shall constitute the legal, valid and binding obligations of such Holder enforceable against such Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) No Conflicts. The execution, delivery and performance by such Holder of this Agreement and the consummation by such Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to perform its obligations hereunder.

3. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuer represents and warrants to each of the Holders that, as of the date hereof and as of the Closing Date:

(a) Organization and Qualification. Each of the Issuer and each of its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Issuer, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Issuer and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Issuer and its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Issuer to perform any of its obligations under any of the Transaction Documents (as defined below).

(b) Authorization; Enforcement; Validity. The Issuer has the requisite power and authority to enter into and perform its obligations under this Agreement, the Warrants, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Warrants, and the reservation for issuance and the issuance of the Warrant Units issuable upon exercise of the Warrants have been duly authorized by the Issuer’s general partner and (other than the filing of a Form D with the SEC and other filings as may be required by state securities agencies) no further filing, consent, or authorization is required by the Issuer or its general partner or its Board of Directors or shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Issuer, and constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) Issuance of Securities. The issuance of the Warrants is duly authorized and, upon issuance, shall be validly issued and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. As of the Closing, a number of Common Units shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount”) the maximum number of Warrant Units issued and issuable pursuant to the Warrants, each as of the Trading Day (as defined in the Warrants) immediately preceding the applicable date of determination (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants). As of the date hereof, the Issuer is authorized to issue an unlimited number of Common Units. Upon exercise of the Warrants in accordance with the Warrants, the Warrant Units will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Units. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Issuer of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Warrants and reservation for issuance and issuance of the Warrant Units) will not (i) result in a violation of the Certificate of Limited Partnership (as defined in Section (3(k)) or Limited Partnership Agreement (as defined in Section (3(k)), any memorandum of association, certificate of incorporation, certificate of formation, bylaws, any certificate of designations or other constituent documents of the Issuer or any of its Subsidiaries, any capital stock of the Issuer or any of its Subsidiaries or the articles of association or bylaws of the Issuer or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Issuer or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including other foreign, federal and state securities laws and regulations and including all applicable laws of the State of Delaware and any foreign, federal and state laws, rules and regulations) applicable to the Issuer or any of its Subsidiaries or by which any property or asset of the Issuer or any of its Subsidiaries is bound or affected.

(e) Consents. The Issuer is not required to obtain any consent, authorization or order of, or make any filing or registration with (other than the filing of a Form D with the SEC and other filings as may be required by state securities agencies), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Issuer is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date (or in the case of the filings detailed above, will be made timely after the Closing Date), and the Issuer is unaware of any facts or circumstances that might prevent the Issuer from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f) Acknowledgment Regarding Holder’s Purchase of Securities. The Issuer acknowledges and agrees that each Holder is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Holder is (i) an officer or director of the Issuer or any of its Subsidiaries, (ii) an “affiliate” of the Issuer or any of its Subsidiaries (as defined in Rule 144) or (iii) to the knowledge of the Issuer, a “beneficial owner” of more than 10% of the Common Units (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Issuer further acknowledges that no Holder is acting as a financial advisor or fiduciary of the Issuer or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Holder or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Holder’s purchase of the Securities. The Issuer further represents to each Holder that the Issuer’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Issuer and its representatives.

(g) No General Solicitation. Neither the Issuer, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Issuer shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Holder or its investment advisor) relating to or arising out of the transactions contemplated hereby. Neither the Issuer nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the issuance of the Securities.

(h) No Integrated Offering. None of the Issuer, its Subsidiaries, any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of unitholders of the Issuer for purposes of the 1933 Act or any applicable equityholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Issuer are listed or designated for quotation. None of the Issuer, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the 1933 Act or cause the offering of any of the Securities to be integrated with other offerings for purposes of any such applicable equityholder approval provisions.

(i) Application of Takeover Protections; Rights Agreement. The Issuer and its general partner have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested equityholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Limited Partnership, Limited Partnership Agreement or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to any Holder as a result of the transactions contemplated by this Agreement, including, without limitation, the Issuer’s issuance of the Securities and any Holder’s ownership of the Securities. The Issuer has not adopted an equityholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Units or a change in control of the Issuer or any of its Subsidiaries.

(j) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Issuer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Issuer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (“GAAP”) (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Issuer and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material either individually or in the aggregate).

(k) Equity Capitalization. As of the date hereof, the authorized equity capitalization of the Issuer consists of (i) an unlimited number of Common Units, of which as of the date hereof, 12,993,869 Common Units are issued and outstanding, no Common Units are reserved for issuance pursuant to the Issuer’s equity option and purchase plans and no Common Units are reserved for issuance pursuant to securities (other than the aforementioned options and the Warrants) exercisable or exchangeable for, or convertible into, Common Units, and (ii) an unlimited number of Subordinated Units, of which as of the date hereof, 1,235,534 Subordinated Units are issued and outstanding, and no Subordinated Units are reserved for issuance pursuant to the Issuer’s equity option and purchase plans and no Subordinated Units are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, Subordinated Units, and (iii) an unlimited number of Series A Preferred Units, of which as of the date hereof, 1,500,000 Series A Preferred Units are issued and outstanding, no Series A Preferred are reserved for issuance pursuant to the Issuer’s equity option and purchase plans and no Series A Preferred Units are reserved for issuance pursuant to securities (other than the aforementioned options and the Warrants) exercisable or exchangeable for, or convertible into, Common Units. All of such outstanding units have been, or upon issuance will be, validly issued and are fully paid and nonassessable. None of the Issuer’s equity interests are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Issuer. Other than as described above or as disclosed in the SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any equity interests of the Issuer or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Issuer or any of its Subsidiaries is or may become bound to issue additional equity interests of the Issuer or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any equity interests of the Issuer or any of its Subsidiaries; there are no outstanding securities or instruments of the Issuer or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Issuer or any of its Subsidiaries is or may become bound to redeem a security of the Issuer or any of its Subsidiaries; and there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities. The Issuer has furnished or made available to the Holders true, correct and complete copies of the Issuer’s Certificate of Limited Partnership, as amended and as in effect on the date hereof (the “Certificate of Limited Partnership”), and the Issuer’s Agreement of Limited Partnership, as amended and as in effect on the date hereof (the “Limited Partnership Agreement”).

(l) Investment Company Status. Neither the Issuer nor any Subsidiary is, and upon consummation of the sale of the Securities, and for so long any Holder holds any Securities, will be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(m) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Holder hereunder will be, or will have been, fully paid or provided for by the Issuer, and all laws imposing such taxes will be or will have been complied with.

(n) Manipulation of Price. The Issuer has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuer.

(o) [reserved]

(p) U.S. Real Property Holding Corporation. The Issuer is not, has never been, and so long as any Securities remain outstanding, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code and the Issuer shall so certify upon any Holder’s request.

(q) Bank Holding Issuer Act. Neither the Issuer nor any of its Subsidiaries or affiliates is subject to the Bank Holding Issuer Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Issuer nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Issuer nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(r) No Additional Agreements. Neither the Issuer nor any of its Subsidiaries has any agreement or understanding with any Holder with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(s) Shell Issuer Status. The Issuer is not, and has never been, an issuer identified in Rule 144(i)(1) of the 1933 Act.

(t) No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Issuer participating in the offering hereunder, any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Issuer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Holders a copy of any disclosures provided thereunder.

(u) Other Covered Persons. The Issuer is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of Holders or potential purchasers in connection with the sale of any Regulation D Securities.

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Issuer agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Holder promptly after such filing. The Issuer shall, on or before the Closing Date, take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Holders at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Holders on or prior to the Closing Date. The Issuer shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c) Reporting Status. Until the date on which the Holders shall have sold all of the Warrant Units and none of the Warrants are outstanding (the “Reporting Period”), the Issuer shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Issuer shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(d) Public Information. At any time during the period commencing from the six (6) month anniversary of the Closing Date and ending at such time that all of the Securities, if a registration statement is not available for the resale of all of the Securities, may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), if the Issuer shall (i) fail for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (ii) if the Issuer has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Issuer shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, as partial relief for the damages to any holder of Securities by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Issuer shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Exercise Price (as defined in the Warrants) of such Holder’s outstanding Warrants and Warrant Units received upon the exercise of Warrants on the day of a Public Information Failure and on every thirtieth day (prorated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such Public Information Failure no longer prevents a holder of Securities from selling such Securities pursuant to Rule 144 without any restrictions or limitations. The payments to which a holder shall be entitled pursuant to this Section 4(d) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Issuer fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(e) Notice of Disqualification Events. The Issuer will notify the Holders in writing, prior to the Closing Date, of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(f) FAST Compliance. While any Warrants are outstanding, the Issuer shall maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

(g) Notice of Book-Up Events. While any Warrants are outstanding, the Issuer shall provide the Holders with written notice at least ten (10) Trading Days before any event that could constitute a Book-Up Event or a Book-Down Event, each as defined in the Limited Partnership Agreement, as in effect on the date hereof.

(h) Short Sales. The Holder covenants that neither it nor any affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales or hedging activities with respect to the Issuer’s Common Units while the Holder is the owner of a Warrant. Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable Common Units).

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Issuer shall maintain at its principal executive offices (or such other office or agency of the Issuer as it may designate by notice to each holder of Securities), a register for the Warrants in which the Issuer shall record the name and address of the Person in whose name the Warrants have been issued (including the name and address of each transferee), the number of Warrant Units issuable upon exercise of the Warrants held by such Person. The Warrant register shall be the definitive record of the number of Warrant Units that remain to be issued upon exercise of a Warrant (such as if a Warrant has been previously exercised for less than all of the Warrant Units issuable upon exercise thereof). The Issuer shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives.

(b) Transfer Agent Instructions. The Issuer shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in the form of Exhibit B attached hereto (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit units to the applicable balance accounts at DTC, registered in the name of each Holder or its respective nominee(s), for the Warrant Units issued pursuant to the exercise of the Warrants in such amounts as specified from time to time by each Holder to the Issuer upon exercise of the Warrants. The Issuer warrants that, if the Removal Conditions are true at the time of issuance of the Warrant Units, no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(f) hereof, will be given by the Issuer to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Issuer as and to the extent provided in this Agreement and the other Transaction Documents; provided, however, if the Removal Conditions are not true, the Warrant Units shall be issued with stop transfer instructions and a restrictive legend in accordance with Section 2(g) herein. If a Holder effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Issuer shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit units to the applicable balance accounts at DTC in such name and in such denominations as specified by such Holder to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves the Warrant Units sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Holder, assignee or transferee, as the case may be, without any restrictive legend. The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Holder. Accordingly, the Issuer acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Issuer of the provisions of this Section 5(b), that a Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE ISSUER’S OBLIGATION TO ISSUE THE WARRANTS.

The obligation of the Issuer hereunder to issue the Warrants to each Holder at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Issuer’s sole benefit and may be waived by the Issuer at any time in its sole discretion by providing each Issuer with prior written notice thereof:

(i) Such Issuer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Issuer.

(ii) The representations and warranties of such Issuer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and such Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Issuer at or prior to the Closing Date.

7. CONDITIONS TO EACH HOLDER’S OBLIGATION TO CLOSE.

The obligation of each Holder hereunder to acquire the Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Holder’s sole benefit and may be waived by such Holder at any time in its sole discretion by providing the Issuer with prior written notice thereof:

(i) The Issuer shall have duly executed and delivered to such Issuer each of the following documents to which it is a party: (A) each of the Transaction Documents and (C) the related Warrants (allocated in such amounts as such Holder shall request) being issued to such Holder at the Closing pursuant to this Agreement.

(ii) Such Holder shall have received the opinion of Frost Brown & Todd LLC, the Issuer’s outside counsel, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

(iii) The Issuer shall have delivered to such Holder a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit B attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Issuer’s transfer agent.

(iv) The Issuer shall have delivered to such Holder a certificate evidencing the formation and good standing of the Issuer and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(v) The Issuer shall have delivered to such Holder a certificate evidencing the Issuer’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Issuer conducts business, as of a date within ten (10) days of the Closing Date.

(vi) The Issuer shall have delivered to such Holder a certified copy of the Certificate of Limited Partnership of the Issuer as certified by the Secretary of State (or comparable office) of the jurisdiction of formation of the Issuer within ten (10) days of the Closing Date.

(vii) The Issuer shall have delivered to such Holder a certificate, executed by the Secretary of the Issuer and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Board of Directors of the general partner of the Issuer in a form reasonably acceptable to such Holder, (ii) the Certificate of Limited Partnership of the Issuer and (iii) the Limited Partnership Agreement of the Issuer, each as in effect at the Closing, in the form attached hereto as Exhibit D.

(viii) The representations and warranties of the Issuer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Issuer shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Issuer at or prior to the Closing Date. Such Holder shall have received a certificate, executed by the Chief Executive Officer of the Issuer, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Holder in the form attached hereto as Exhibit E.

(ix) The Issuer shall have delivered to such Holder a letter from the Issuer’s transfer agent certifying the number of Common Units outstanding as of a date within five (5) days of the Closing Date.

(x) The Issuer shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(xi) The Issuer shall have delivered to such Holder such other documents relating to the transactions contemplated by this Agreement as such Holder or its counsel may reasonably request.

8. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Holders, the Issuer, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Issuer nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Issuer and the holders of at least a majority of the aggregate number of Common Units issued or issuable under the Warrants (without regard to any restriction or limitation on the exercise of the Warrants contained therein) (the “Required Holders”). Any amendment or waiver effected in accordance with this Section 8(e) shall be binding upon each Holder and holder of Securities and the Issuer. No such amendment shall be effective to the extent that it applies to less than all of the Holders or holders of Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to the Transaction Documents or holders of the Warrants, as the case may be. The Issuer has not, directly or indirectly, made any agreements with any Holders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Issuer confirms that, except as set forth in this Agreement, no Holder has made any commitment or promise or has any other obligation to provide any financing to the Issuer or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement or any of the other Transaction Document’s must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Issuer:

Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

Attention: Chief Executive Officer

Telephone: (859) 389-6500

Telecopier: (859) 389-6588

Email: rboone@rhinolp.com

With a copy to (for informational purposes only):

Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

Attention: Whitney Kegley, General Counsel

Telephone: (859) 519-3607

Telecopier: (859) 389-6588

Email: wkegley@rhinolp.com

and

Frost Brown Todd LLC

Lexington Financial Center

250 West Main Street, Suite 2800

Lexington, Kentucky 40507

Attention: Warren J. Hoffmann, Esq.

Telephone: (859) 244-3220

Telecopier: (859) 231-0011

Email: whoffmann@fbtlaw.com

If to the Transfer Agent:

Computershare Trust Company, N.A.

Meidinger Tower, 462 S 4th St.

Louisville, Ky 40202

Telephone: (502) 301 6094

Facsimile: (502) _________

Attention: Miller Asbury

E-mail: miller.asbury@computershare.com

If to a Holder, to its address, facsimile number and e-mail address set forth on the Schedule of Holders, with copies to such Holder’s representatives as set forth on the Schedule of Holders,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Marc B. Friess, Esq.
E-mail:	marc.friess@srz.com

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Warrants. The Issuer shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, including by way of a Fundamental Transaction (unless the Issuer is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Warrants). A Holder may assign some or all of its rights hereunder without the consent of the Issuer, in which event such assignee shall be deemed to be a Holder hereunder with respect to such assigned rights.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee shall have the right to enforce the obligations of the Issuer with respect to Section 8(k).

(i) Survival. The representations and warranties of the Issuer and the Holders contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4, 5 and 6 shall survive the Closing. Each Holder shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. (i) In consideration of each Holder’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Issuer’s other obligations under the Transaction Documents, the Issuer shall defend, protect, indemnify and hold harmless each Holder and each other holder of the Securities and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Issuer in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Issuer contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Issuer) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Holder or holder of the Securities as an investor in the Issuer pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Issuer may be unenforceable for any reason, the Issuer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 8(k) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 8(k), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. Legal counsel referred to in the immediately preceding sentence shall be selected by the Holders holding at least a majority of the Securities issued and issuable hereunder. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 8(k), except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(iii) The indemnification required by this Section 8(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(iv) The indemnity agreements contained herein shall be in addition to (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to the law.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Holder and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Issuer recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Holders. The Issuer therefore agrees that the Holders shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Holder exercises a right, election, demand or option under a Transaction Document and the Issuer does not timely perform its related obligations within the periods therein provided, then such Holder may rescind or withdraw, in its sole discretion from time to time upon written notice to the Issuer, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Payment Set Aside. To the extent that the Issuer makes a payment or payments to the Holders hereunder or pursuant to any of the other Transaction Documents or the Holders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Issuer, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as, and the Issuer acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group, and the Issuer shall not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Issuer acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Issuer acknowledges and each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

9. General Partner Covenant.

Pursuant to Section 5.2 and Section 5.8 of the Limited Partnership Agreement, Rhino GP, LLC has certain preemptive rights to buy additional units from the Issuer or make capital contributions to the Issuer in connection with issuances of equity by the Issuer. Rhino GP, LLC hereby agrees that it will not (i) exercise any rights pursuant to Section 5.2 and Section 5.8 of the Limited Partnership Agreement in connection with the issuance of the Warrants or the Warrant Units or (ii) assign any such rights to any other Person.

[Signature Page Follows]

IN WITNESS WHEREOF, each Holder and the Issuer have caused their respective signature page to this Warrant Agreement to be duly executed as of the date first written above.

ISSUER:

RHINO RESOURCE PARTNERS LP

By:	Rhino GP, LLC, its general partner

By:
Name:
Title:

GENERAL PARTNER:

RHINO GP, LLC

By:
Name:
Title:

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, each Holder and the Issuer have caused their respective signature page to this Warrant Agreement to be duly executed as of the date first written above.

HOLDERS:

CB Agent Services LLC

By:
Name:	Morris Beyda
Title:	Partner & COO

CION INVESTMENT CORPORATION

By:
Name:	Gregg Bresner
Title:	President & Chief Investment Officer

[Signature Page to Warrant Agreement]

SCHEDULE OF HOLDERS

(1)	(2)	(3)	(4)

Holder	Address and Facsimile Number	Number of Warrant Units	Legal Representative’s Address and Facsimile Number
CB Agent Services LLC	888 Seventh Avenue 29th Floor New York, NY 10106 (212) 603-2801	512,916	Marc B. Friess, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 593-5955

CION Investment Corp.	3 Park Avenue Floor #36 New York, NY 10016	170,972	Marc B. Friess, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 593-5955

[Signature Page to Warrant Agreement]

EXHIBITS

Exhibit A	Form of Warrants
Exhibit B	Form of Irrevocable Transfer Agent Instructions
Exhibit C	Form of Opinion of Issuer Counsel
Exhibit D	Form of Secretary’s Certificate
Exhibit E	Form of Officer’s Certificate